As filed with the Securities and Exchange Commission on February 12, 2020

Registration No. 333-182740

Registration No. 333-208586

Registration No. 333-221950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-182740

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-208586

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-221950

UNDER

THE SECURITIES ACT OF 1933

AEVI GENOMIC MEDICINE, LLC

(Exact name of registrant as specified in its charter)

Delaware	84-4568998
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

435 Devon Park Drive, Suite 715 Wayne, Pennsylvania 19087	Michael F. Cola Vice President
(610) 254-4201	Aevi Genomic Medicine, LLC
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	435 Devon Park Drive, Suite 715 Wayne, Pennsylvania 19087
(610) 254-4201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

(215) 981-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Aevi Genomic Medicine, Inc., a Delaware corporation f/k/a Medgenics, Inc. (“Aevi”), on Form S-3 (collectively, the “Registration Statements”).

•	Registration No. 333-182740, filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 18, 2012, as amended on August 1, 2012, covering an aggregate of 6,671,202 shares of common stock, par value $0.0001 per share, of Aevi (“Common Stock”);

•	Registration No. 333-208586, filed with the Commission on December 17, 2015, covering an aggregate of 459,770 shares of Common Stock; and

•	Registration No. 333-221950, filed with the Commission on December 8, 2017, as amended on December 28, 2017, covering an aggregate of 26,176,126 shares of Common Stock.

On February 3, 2020, Aevi consummated a two-step merger (the “Merger”) with Cerecor Inc., a Delaware corporation (“Cerecor”), in accordance with the terms of the previously disclosed Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 5, 2019, by and between Aevi, Cerecor, Genie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cerecor (“Merger Sub”), and Second Genie Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Cerecor (“Second Merger Sub”). In accordance with the Merger Agreement, Merger Sub merged with and into Aevi, with Aevi as the surviving corporation, and as part of the same overall transaction, Aevi then merged with and into Second Merger Sub, with Second Merger Sub as the surviving entity. The surviving entity from the second merger was renamed Aevi Genomic Medicine, LLC.

As a result of the Merger, all offerings of Aevi’s securities pursuant to the above-referenced Registration Statements have been terminated. Aevi Genomic Medicine, LLC (as successor by merger to Aevi), by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Commonwealth of Pennsylvania, on February 12, 2020.

AEVI GENOMIC MEDICINE, LLC

By:	/s/ Michael F. Cola
	Name:	Michael F. Cola
	Title:	Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.